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                                                                 EXHIBIT 10.03



                           Financing Agreement between
                    China Zhong An International Company and
                   International Humanitarian Development Ltd.

Party A:  International Humanitarian Development Ltd.

Party B:  China Zhong An International Guarantee Company.

This agreement is made based upon Part B's good faith to develop the charity and welfare business in the developing countries.

In this agreement China Zhong An will act as guarantor and provide the financial support.

The parties after negotiation agreed to co-operate in fair, mutually beneficial fashion, and to use their best efforts, as to work together for welfare and charity in China.

For this:

Party A accepts the liability to deposit continuously the promised amount into the specific Hong Kong bank. The lump some as agreed will be used for the welfare of school and hospital construction.

The total guarantee amount is $50 million US Dollars ($50,000.000 USD)

The deposited amount will apply toward humanitarian development programs total value of $250 Million US Dollars ($250,000,000 USD)

The Hong Kong bank and the appointed lawyer will act as escrow agents for the safety of the guarantee or amount.

The amount guaranteed is $50,000,000 USD will receive normal banking interest based upon prime rate in Hong Kong.

Part A is the only party who has the authority to with draw the said lump amount.

The appointed lawyer will be responsible to administrate and guarantee the amount is safe and governed by the Basic Law of the HKSAR.

Party A:  China Zhong An International Company             Date:  Feb 13, 2001

/s/  Zhou Jun


Party B:  International Humanitarian Development Ltd. (Hong Kong)
Date:  Feb 13, 2001
/s/  Lawrence Artz, Chairman

/s/  Zhao Lian-yu, Managing Director

/s/  Jing Qi Zhu, Director